As filed with the Securities and Exchange Commission on April , 2002

Registration No. 33___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MILLENNIUM CAPITAL VENTURE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-3048444
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9348 Basile Routhier
Montreal, Quebec, Canada H2M 1T8
(Address of Principal Executive Offices) (Zip Code)

YEAR 2002 EMPLOYEES STOCK OPTION
AND STOCK AWARD PLAN
(Full Title of the Plan)

Mr. Bruno Desmarais
9348 Basile Routhier
Montreal, Quebec, Canada H2M 1T8
(Name and Address of Agent for Service)

(514) 258-6441
(Telephone Number, Including Area Code, of Agent for Service)
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $.0001 par value per share	1,000,000	$0.10	$100,000.00	$9.20
Total	1,000,000	$0.10	$100,000.00	$9.20

  Pursuant to Rule 457(c), the proposed maximum offering price per share and the proposed maximum offering price have been calculated on the basis of the set exercise price for the shares under the Option Plan filed as an Exhibit to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Millennium Capital Venture Holdings, Inc. ("Millennium" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

    The audited consolidated financial statements of the Registrant contained in the Registration Statement on Form 10-SB, for the period ending July 31, 2000, filed on September 5, 2000, by the Registrant under Rule 424(b) (File No. 000-31457).

    The Registrant's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2000 and December 31, 2001 and the Registrant's Quarterly Reports on Form 10-QSB for the Quarterly Periods ended March 31, 2001, June 30, 2001 and September 30, 2001 (File No 000-31457).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The consolidated financial statements of the Registrant as of December 31, 2001, have been incorporated by reference in this Registration Statement in reliance upon the report of Stan Lee, independent certified public accountant, incorporated by reference herein, and upon the authority of Stan Lee as an expert in accounting and auditing. To the extent that Stan Lee audits and reports on financial statements of the Registrant issued at future dates, and consents to the use of his report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon his report and said authority.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

Millennium's Articles of Incorporation eliminate personal liability of directors to Millennium or its stockholders, for damages for breach of their fiduciary duties as directors, except for liability, to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, Millennium's Bylaws provide that Millennium shall indemnify its officers, directors and agents to the fullest extent permitted by the General Corporation Law of Delaware, as amended from time to time.

The Registrant has not, as of this time, obtained any directors' and/or officers' insurance providing for indemnification of the Registrant's directors, officers and/or employees for certain liabilities, but it expects to do so in the future.

The Registrant has not entered into any indemnification agreements with any of its current or past directors or officers providing for indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

Exhibit

Number Description

5.1 Opinion of W. Scott Lawler, Esq.

23.1 Consent of W. Scott Lawler, Esq. (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of Stan Lee

24 Powers of Attorney (included on page 6).

99.1 Year 2002 Employees Stock Option and Stock Award Plan

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(iv) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Canada, on the 9th day of April, 2002.

MILLENNIUM CAPITAL VENTURE HOLDINGS, INC.
(Registrant)

/s/ BRUNO DESMARAIS
By: Bruno Desmarais
Title: President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Bruno Desmarais and W. Scott Lawler, Esq., as true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, who constitute the entire board of directors.

/s/ BRUNO DESMARAIS
Bruno Desmarais

President/Secretary-Treasurer and member of the Board of Directors
April 9, 2002

EXHIBIT INDEX

Exhibit

Number Description

5.1 Opinion of W. Scott Lawler, Esq.

23.1 Consent of W. Scott Lawler, Esq. (included in Exhibit 5.1 to this Registration Statement).

23.2 Consent of Stan Lee

24. Powers of Attorney (included on page 5 of this Registration Statement).

99.1 Year 2002 Employees Stock Option and Stock Award Plan